EXHIBIT 10.11

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of July 28, 2017, by and among CoastalSouth Bancshares, Inc., a Virginia corporation (the “Company”), and the purchaser identified on the signature pages hereto (“Purchaser”).

RECITALS

A.
The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.
B.
Purchaser wishes to purchase, and the Company wishes to sell, the following securities described further herein, upon the terms and conditions stated in this Agreement:
(i)
at the Closing, shares of Common Stock, in the amount set forth below Purchaser’s name on the signature page of this Agreement (which shall be collectively referred to herein as the “Common Shares”);
(ii)
at the Closing, shares of Series D Preferred Stock, in the amount set forth below the purchaser’s name on the signature page to this Agreement (which shall be collectively referred to herein as the “Series D Preferred Shares” and, together with the Common Shares and the shares of Common Stock underlying the Series D Preferred Shares, the “Pre-Amendment Shares”);
(iii)
following the effectiveness of the Post-Closing Articles of Amendment, shares of Non-Voting Common Stock upon the mandatory conversion of the Series D Preferred Shares (which shall be collectively referred to herein as the “Converted Non-Voting Common Shares”); and
(iv)
following the effectiveness of the Post-Closing Articles of Amendment, a warrant in the form attached hereto as Exhibit A (the “Warrant”) granting Purchaser the right to purchase shares of Non-Voting Common Stock in the amount (subject to adjustment in proportion to any stock splits or reverse stock splits of the Common Stock prior to the issuance of the Warrant) set forth below Purchaser’s name on the signature page of this Agreement (which shall be collectively referred to herein as the “Warrant Non-Voting Common Shares” and, together with the Warrant, the Converted Non-Voting Common Shares, the Warrant Non-Voting Common Shares, and the shares of Common Stock underlying each of the Converted Non-Voting Common Shares and the Warrant Non-Voting Common Shares, the “Post Amendment Shares”, and, together with the Pre-Amendment Shares, the “Shares”).
C.
Simultaneously with the sale of the Shares to Purchaser, the Company will be selling shares of Common Stock and Series D Preferred Stock to certain other purchasers (the “Other Purchasers”), which sales will also in reliance of upon the exemptions from securities registration afforded by Section 4(a)(2) of the Securities Act and Regulation D and will result in the Company raising an aggregate amount of approximately $60 million.
D.
At the Closing, the Company, Purchaser and certain of the Other Purchasers will execute and deliver a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.
E.
The Company and Purchaser acknowledge that the Company has valuable net operating loss (“NOL”) carry-forwards, the use of which would be limited if the Company were to experience an “ownership change” under Section 382 of the Code as a result of the transfer of the Shares issuable hereunder (or upon conversion of shares of Series D Preferred Stock or Non-Voting Common Stock in to Common Stock), and accordingly, the Company and Purchaser further acknowledge that any prospective transferee of the Shares will be required to provide the Transfer Agent with a representation letter substantially in the form attached hereto as Exhibit M (the “Transferee Letter”) and that each of the stock certificates issued in connection with this offering will contain a legend to ensure that a prospective transferee is aware of this requirement. In addition, at the Closing, the Company and Purchaser will execute and deliver a letter agreement, substantially in the form attached hereto as Exhibit N (the “Prior Notice Letter”), pursuant to which, among other things, the Purchasers will agree to consult with the Company at least 10 days prior to any proposed purchase or sale of Shares regarding the potential adverse tax impact that the purchase or sale could have on the NOLs and, if requested by the Company, to provide to the other party to the proposed purchase or sale any disclosure prepared by the Company describing the potential adverse tax impact.
F.
The Company has engaged Sandler O’Neill & Partners and Hovde Group, LLC as its placement agents (the “Placement Agents”) for the offering of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

Article I

Definitions

1.1
Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

“Acquisition Proposal” means a written offer or proposal involving the Company or any of its Subsidiaries with respect to: (i) any merger, reorganization, consolidation, share exchange, share issuance, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, issuance, lease, exchange, mortgage, pledge, transfer or other disposition of, all or a material portion of the assets or equity securities or deposits of, the Company or any of its Subsidiaries, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for all or a material portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Company and all amendments thereto, as the same may be amended from time to time, including, without limitation, the Post-Closing Articles of Amendment.

“Bank” means CoastalStates Bank, a South Carolina state-chartered commercial bank.

“Beneficially Own(s)” means the act of having Beneficial Ownership of a security or being the Beneficial Owner thereof.

“Beneficial Owner” means a Person who has Beneficial Ownership of a security.

“Beneficial Ownership” means, with respect to any security, the power to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security.

“BHC Act” has the meaning set forth in Section 3.1(a).

“BHC Act Control” has the meaning set forth in Section 3.1(pp).

“Burdensome Condition” has the meaning set forth in Section 4.12.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in South Carolina are open for the general transaction of business.

“Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means the third Business Day following the date that Purchaser and all Other Purchasers have obtained Non-Control Determinations, provided that all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all of the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 hereof are satisfied or waived, as the case may be, or such other date as the parties may agree, or such other date as the Parties may agree in writing.

“CIBC Act” means the Change in Bank Control Act of 1978, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals.

“Common Shares” has the meaning set forth in the Recitals.

“Common Stock” means the shares of voting common stock, par value $1.00 per share, of the Company, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company” shall have the meaning ascribed to such term in the Preamble. “Company Counsel” means Alston & Bird LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

”Company Entity” means, collectively, the Company and each of its Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 3.1(h).

“Company Reports” has the meaning set forth in Section 3.1(ee).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge after reasonable inquiry of the executive officers of the Company.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 3.1(nn).

“Converted Non-Voting Common Shares” has the meaning set forth in the Recitals.

“Data Room” means the virtual data room established for the purpose of sharing due diligence materials with respect to the Company.

“Disclosed” means, with respect to any matter, that it has been described in the Schedules.

“Disqualification Event” has the meaning set forth in Section 3.1(nn).

“DTC” means The Depository Trust Company.

“Environmental Laws” has the meaning set forth in Section 3.1(k).

“ERISA” has the meaning set forth in Section 3.1(ll).

“Escrow Agent” has the meaning set forth in Section 2.1(c).

“Escrow Agreement” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Expedited Issuance” has the meaning set forth in Section 4.18(f).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Intellectual Property” has the meaning set forth in Section 3.1(q).

”Investor Presentation” means the Project Freebird Common Equity Offering investor presentation, including the appendix thereto, dated February 2017 and the supplements thereto, dated March 2017, March 30, 2017 and June 2017.

“Legend Removal Date” has the meaning set forth in Section 4.1(c).

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, properties, business, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that “Material Adverse Effect” shall not include the impact of (A) changes in banking, tax and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks generally, or (D) the effects of any action or omission taken by the Company or the Bank with the prior written consent of Purchaser, except, with respect to clauses (A), (B) and (C), to the extent that the effect of such changes has a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated banks and their holding companies generally.

“Material Contract” has the meaning set forth in Section 3.1(qq).

“Material Permits” has the meaning set forth in Section 3.1(o).

“Money Laundering Laws” has the meaning set forth in Section 3.1(cc).

“New Issuance” has the meaning set forth in Section 4.18(a).

“New Security” has the meaning set forth in Section 4.18(a).

“New York Courts” means state or federal courts located in the city of New York, New York.

“NOL” has the meaning set forth in the Recitals.

“Non-Control Determinations” has the meaning set forth in Section 5.1(s).

“Non-Voting Common Stock” means the non-voting common stock of the Company, par value $1.00 per share, authorized by and subject to the terms and conditions of the Post-Closing Articles of Amendment, which is subject to the terms and conditions of the Post-Closing Articles of Amendment, convertible into shares of Common Stock.

“OFAC” has the meaning set forth in Section 3.1(bb).

“Other Purchasers” has the meaning set forth in the recitals.

“Outside Date” means one hundred twenty (120) days following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agents” has the meaning set forth in the Recitals.

“Post Amendment Shares” has the meaning set forth in the Recitals.

“Post-Closing Articles of Amendment” means the Articles of Amendment to the Company’s Articles of Incorporation substantially in the form attached hereto as Exhibit C.

“Pre-Amendment Shares” has the meaning set forth in the Recitals.

“Preemptive Rights” has the meaning set forth in Section 4.18(c).

“Preemptive Rights Notice” has the meaning set forth in Section 4.18(a).

“Prior Notice Letter” has the meaning set forth in the Recitals.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” has the meaning set forth in Section 4.5(a).

“Purchase Price” means $1.30 per share of Common Stock and $1,300.00 per share of Series D Preferred Stock.

“Purchaser” shall have the meaning ascribed to such term in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Purchaser Party” has the meaning set forth in Section 4.5(a).

“Qualifying Ownership Interest” means, with respect to Purchaser, ownership by Purchaser together with its Affiliates, of either in the aggregate 50% or more of all of the Shares purchased by such Purchaser and its Affiliates under this Agreement or, in the aggregate, 4.9% or more of the Common Stock then outstanding (provided that, in making such calculation, (i) all shares of Common Stock into or for which shares of any securities owned by such Purchaser and its Affiliates are directly or indirectly convertible or exercisable (which, for the avoidance of doubt, shall include those shares of Common Stock and Non-Voting Common Stock issuable upon the conversion of shares of Series D Preferred Stock), shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to Other Purchasers shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which Purchaser was offered the right to purchase its pro rata portion of such securities in accordance with Section 4.20 shall be excluded from the denominator.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(gg).

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Reserve Bank” means the Federal Reserve Bank of Richmond.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Schedules” means the disclosure schedules delivered by the Company to Purchasers herewith.

“SCOCB” means the Office of the Commissioner of Banking of South Carolina.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(iv).

“Securities Act” has the meaning set forth in the Recitals.

“Series A Preferred Stock” means the Fixed Rate Cumulative Preferred Stock, Series A of the Company.

“Series B Preferred Stock” means the Fixed Rate Cumulative Preferred Stock, Series B of the Company.

“Series D Articles of Amendment” means the Articles of Amendment to the Company’s Articles of Incorporation designating the Series D Preferred Stock in the form attached hereto as Exhibit D.

“Series D Preferred Shares” has the meaning set forth in the recitals.

“Series D Preferred Stock” means a newly-issued series of convertible perpetual preferred stock, Series D, par value $1.00 per share, of the Company, which, subject to the terms and conditions of the Series D Articles of Amendment, is convertible into shares of Common Stock and, following the effectiveness of the Post-Closing Articles of Amendment, is mandatorily convertible into shares of Non-Voting Common Stock.

“Shareholder Meeting” means the meeting of the Company’s shareholders to be held within sixty (60) days following the Closing for the purpose of, among other things, authorizing a 10 for 1 reverse stock split and approving the Post-Closing Articles of Amendment.

“Shares” has the meaning set forth in the Recitals.

“Solicitor” has the meaning set forth in Section 3.1(nn).

“South Carolina Courts” means the state and federal courts sitting in the State of South Carolina.

“Subscription Amount” means the aggregate amount to be paid for the Shares purchased hereunder as indicated on Purchaser’s signature page to this Agreement next to the heading “Aggregate Purchase Price (Subscription Amount).”

“Subsidiary” means any entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is required by GAAP to be consolidated with the Company in the financial statements of the Company.

“Tax” means any and all domestic or foreign, federal, state, local or other taxes, customs, duties, governmental fees or other like assessments or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, transfer, sales, use, license, alternative or add on minimum, escheatment or unclaimed property, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes.

“Tax Opinion” has the meaning set forth in Section 5.1(l).

“Transaction Documents” means this Agreement, the Schedules and Exhibits attached hereto, and any other documents or agreements executed by the Company or Purchaser in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare, or any successor transfer agent for the Company.

“Transferee Letter” has the meaning set forth in the Recitals.

“U.S. Sanctions Laws” has the meaning set forth in Section 3.2(q).

“VCOC Letter Agreement” means the letter agreement in the form attached hereto as Exhibit L, dated as of the Closing Date, between the Company and Purchaser.

“Voting Securities” means capital stock of the Company that is a “voting security” as that term is defined in section 225.2(q) of the Federal Reserve’s Regulation Y (or any successor provision).

“Warrant” has the meaning set forth in the Recitals.

“Warrant Non-Voting Common Shares” has the meaning set forth in the Recitals.

Article II

PURCHASE AND SALE

2.1
Closing.
(a)
Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, (i) the number of Shares set forth on the signature page hereto at a per share price equal to the Purchase Price and (ii) the Warrant at no additional consideration.
(b)
Closing. The Closing of the purchase and sale of the Pre-Amendment Shares pursuant to this Agreement shall take place at the offices of Alston & Bird LLP, 1201 W. Peachtree St., Atlanta, Georgia on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.
2.2
Closing Deliveries.

(a)
On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to Purchaser the following (the “Company Deliverables”):
(i)
certificates or book-entry shares evidencing the issuance of the number of shares of Common Stock and Series D Preferred Stock set forth on the signature page hereto to Purchaser, registered in the name of Purchaser or its nominee;
(ii)
a legal opinion of Company Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit E, executed by such counsel and addressed to Purchaser;
(iii)
the Registration Rights Agreement, duly executed by the Company;
(iv)
a certificate of the Secretary of the Company, in the form attached hereto as Exhibit F (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement, the other Transaction Documents and the issuance of the Pre-Amendment Shares and the Post Amendment Shares (upon receipt of the requisite approvals), (b) certifying the Articles of Incorporation and Bylaws of the Company in effect as of the Closing and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;
(v)
a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a), (b), (d), (f), (g), (h), (i), (n), (o) (p) and (v) in the form attached hereto as Exhibit G;
(vi)
a Certificate of Existence for the Company from the Virginia State Corporation Commission and a Certificate of Existence for the Bank from the Secretary of State of South Carolina, each as of a date that is no more than three (3) Business Days prior to the Closing Date;
(vii)
evidence of the filing and effectiveness of the Series D Articles of Amendment with the Virginia State Corporation Commission;
(viii)
the VCOC Letter Agreement, duly executed by the Company; and
(ix)
the Prior Notice Letter duly executed by the Company.
(b)
On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):
(i)
its Subscription Amount, in U.S. dollars and in immediately available funds, in the amount indicated below Purchaser’s name on the signature page hereto under the heading “Aggregate Purchase Price (Subscription Amount)” by wire transfer to the account provided by the Company;
(ii)
the Registration Rights Agreement, duly executed by Purchaser;
(iii)
a fully completed and duly executed Accredited Investor Questionnaire, reasonably satisfactory to the Company in the form attached hereto as Exhibit H;

(iv)
a fully executed Support Agreement in the form attached hereto as Exhibit I;
(v)
the VCOC Letter Agreement, duly executed by the Purchaser; and
(vi)
the Prior Notice Letter duly executed by Purchaser.
Article III

REPRESENTATIONS AND WARRANTIES
3.1
Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made as of such date, to Purchaser that:
(a)
Subsidiaries. The Company has no direct or indirect Subsidiaries except as set forth in Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company owns, directly or indirectly, all of the stock, except for any preferred securities, of the trusts set forth in Schedule 3.1(a).
(b)
Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to have a Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Bank is the Company’s only Subsidiary banking institution. The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceeding for the termination of such insurance is pending or, to the Company’s Knowledge, threatened. The Company and each of its Subsidiaries has conducted its business in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules, regulations and applicable stock exchange requirements, including all laws and regulations restricting activities of bank holding companies and banking organizations, except for any noncompliance that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.
(c)
Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Pre-Amendment Shares and, subject only to the requisite approval of the shareholders and the effectiveness of the Post-Closing Articles of Amendment, the Post Amendment Shares, in each case in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Pre-Amendment Shares and, subject only to the requisite approval of the shareholders and the effectiveness of the Post-Closing Articles of Amendment, the sale and delivery of the Post Amendment Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its board of directors or its shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.
(d)
No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations thereunder, assuming, without investigation, the correctness of the representations and warranties made by Purchaser herein, of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)
Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self- regulatory organization or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filings required by any applicable state securities laws, (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iii) the filings required in accordance with Section 4.12 of this Agreement, (iv) the filing of any applicable notices and/or applications to or the receipt of any applicable consents or non-objections from the state or federal bank regulatory authorities that govern the Company or the Bank (including, but not limited to, any necessary regulatory approvals for the redemption of the Series A Preferred Stock and the Series B Preferred Stock described in Section 5.1(g) and the sale by holders of Common Stock described in Section 5.1(h)), (v) the filing of the Series D Articles of Amendment with the Virginia State Corporation Commission; (vi) approval by the Company’s shareholders of the Post- Closing of Amendment; (vii) the filing of the Post-Closing Articles of Amendment with the Virginia State Corporation Commission; and (viii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”). The Company is unaware of any facts or circumstances relating to the Company or its Subsidiaries which would be likely to prevent the Company from obtaining or effecting any of the foregoing.
(f)
Issuance of the Shares. The issuance of the Pre-Amendment Shares has been duly authorized; subject only to the requisite approval of the shareholders and the effectiveness of the Post- Closing Articles of Amendment, the issuance of the Post Amendment Shares has been duly authorized; and the Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws, and shall not be subject to preemptive or similar rights, other than as set forth in Section 4.18 of this Agreement. The issuance of the shares of Common Stock into which the shares of Series D Preferred Stock and Non-Voting Common Stock, as applicable, are convertible into have been duly authorized and, if and when issued in accordance with the terms of the Articles of Incorporation, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws, restrictions contemplated by this Agreement and Liens, if any, created by Purchaser, and shall not be subject to preemptive or similar rights other than as set forth in Section 4.18 of this Agreement. The issuance of the shares of Non-Voting Common Stock into which the shares of Series D Preferred Stock are convertible will, upon receipt of the Shareholder Approval and filing of the Post-Closing Articles of Amendment, have been duly authorized and the shares of Non-Voting Common Stock into which the shares of Series D Preferred Stock are convertible, if and when issued in accordance with the terms of the Articles of Incorporation, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights other than as set forth in Section 4.18 of this Agreement. The issuance of the shares of Non-Voting Common Stock for which the Warrant is exercisable will, upon receipt of the Shareholder Approval and filing of the Post-Closing Articles of Amendment, have been duly authorized and the shares of Non-Voting Common Stock for which the Warrant is exercisable, if and when issued in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights other than as set forth in Section 4.18 of this Agreement. Assuming the accuracy of the representations and warranties of Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.
(g)
Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth on Schedule 3.1(g). Immediately following the Closing, (i) 41,991,084 shares of Common Stock and (ii) 15,049.816 shares of Series D Preferred Stock will be issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. No shares of the Company’s outstanding capital stock are subject to preemptive rights or any other similar rights. Other than as set forth on Schedule 3.1(g): (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company; and (ii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is bound. Other than the Registration Rights Agreement entered into pursuant to this Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Schedule 3.1(g), there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company or any of its Subsidiaries. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares. Provided that the Post-Closing Articles of Amendment and the 10-for-1 reverse stock split are approved at the Shareholder Meeting, the Company will, following the filing of the Post Closing Articles of Amendment, reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock and Non-Voting Common Stock, sufficient to issue and deliver the Underlying Shares.
(h)
Financial Statements. Each of the audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the years ended December 31, 2014, 2015 and 2016, and the unaudited consolidated balance sheets of the Company and its Subsidiaries and the related unaudited consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the period ended March 31, 2017, all of which have been previously provided or made available to Purchaser (collectively, the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements, (iii) have been prepared in accordance with GAAP applied on a consistent basis, and (iv) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the periods stated therein. The Bank’s allowance for loan losses is in compliance in all material respects with (A) the Bank’s methodology for determining the adequacy of its allowance for loan losses and (B) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.
(i)
Tax Matters.
(i)
The Company and each of its Subsidiaries (x) has prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (y) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (z) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (x) and (y) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to have a Material Adverse Effect.
(ii)
Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under, any Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any of its Subsidiaries has liability for the Taxes of any person other than the Company or any its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor or otherwise. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(iii)
Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g), and the consummation of the Transactions should not cause an “ownership change” within the meaning of Code Section 382(g).
(j)
Material Changes. Since the date of the latest audited Company Financial Statements, except as set forth on Schedule 3.1(j), (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Company Financial Statements pursuant to GAAP, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director, or Affiliate, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject, and (vii) to the Company’s Knowledge, there has not been a material increase in the aggregate dollar amount of (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on the Company’s or the Bank’s financial statements with respect thereto. Moreover, since the date(s) the Company afforded Purchaser (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares, and (ii) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management, prospects, and any potential transactions sufficient to enable it to evaluate its investment, there have been no events, occurrences, or developments that have materially affected or would reasonably be expected to materially affect, either individually or in the aggregate, the information as presented to Purchaser in connection with the offering of the Shares.
(k)
Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the Company’s Knowledge, there is no pending or threatened investigation that might lead to such a claim.
(l)
Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) except as described on

Schedule 3.1(l), is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There is no Action by the Company or any of its Subsidiaries pending or which the Company or any of its Subsidiaries intends to initiate (other than collection or similar claims in the ordinary course of business). There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(m)
Employment Matters. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or its Subsidiaries which would have or reasonably be expected to have a Material Adverse Effect. None of employees of the Company or any of its Subsidiaries is a member of a union that relates to such employee’s relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. To the Company’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, except as set forth on Schedule 3.1(m) or otherwise Disclosed, no material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.
(n)
Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order of which the Company has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Company or its Subsidiaries or their respective properties or assets, (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline or order of any governmental authority or self-regulatory organization applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(o)
Regulatory Permits. The Company and each of its Subsidiaries possess all certificates, authorizations, consents and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such certificates, authorizations, consents or permits, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect (“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) the Company is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.
(p)
Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.
(q)
Patents and Trademarks. The Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.1(q) and except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property; (d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or threatened action, suit, proceeding or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.
(r)
Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which and where the Company and the Subsidiaries are engaged. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and its Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than their existing insurance coverage. The Company (i) maintains directors’ and officers’

liability insurance and fiduciary liability insurance with benefits and levels of coverage as disclosed in Schedule 3.1(r), (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.
(s)
Transactions with Affiliates and Employees. Except as set forth in Schedule 3.1(s) and other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company or any of its Subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or any of its Subsidiaries, is presently a party to any transaction with the Company or any of its Subsidiaries or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if the Company were subject to such regulation.
(t)
Certain Fees. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than the Placement Agents with respect to the offer and sale of the Shares (which placement agent fees are being paid by the Company and are set forth in Schedule 3.1(t)).
(u)
Private Placement. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, the accuracy of the information disclosed in the Accredited Investor Questionnaire, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to Purchaser under the Transaction Documents.
(v)
Registration Rights. Other than as provided in the Registration Rights Agreement entered into pursuant to this Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.
(w)
No Integrated Offering. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.
(x)
Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(y)
Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any directors, officers, employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
(z)
Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other affiliated entity that is not reflected on or disclosed in the Company Financial Statements.
(aa)
Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to Purchaser’s purchase of the Shares.
(bb)
OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly use the proceeds of the sale of the Shares towards any sales or operations in Cuba, Iran, Syria, Sudan, North Korea, Crimea Region of the Ukraine or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(cc)
Money Laundering Laws. The operations of each of the Company and any Subsidiary are, and have been conducted at all times, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and to the Company’s Knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.
(dd)
No Additional Agreements. Except with respect to employee stock options that have been Disclosed, the Company has no agreements or understandings with any other Person to purchase shares of Common Stock or Series D Preferred Stock on terms more favorable to such Person than as set forth herein.
(ee)
Reports, Registrations and Statements. Since January 1, 2014, the Company and each Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the SCOCB, and any other applicable federal or state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the SCOCB and any other applicable foreign, federal or state securities or banking authorities, as the case may be.
(ff)
Bank Regulatory Capitalization. As of March 31, 2017, the Bank was considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.
(gg)
Agreements with Regulatory Agencies. Except as set forth on Schedule 3.1(gg), neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised in writing since December 31, 2015 by any governmental entity that it intends to issue, initiate, order, or request any such Regulatory Agreement.
(hh)
Compliance with Certain Banking Regulations. To the Company’s Knowledge, there are no facts or circumstances, and the Company has no reason to believe that any facts or circumstances exist, that would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory;” (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by the Bank.
(ii)
No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares.
(jj)
Mortgage Banking Business. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:
(i)
The Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(ii)
No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with laws,

For purposes of this Section 3.1(jj): (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(kk)
Risk Management Instruments. The Company and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and its Subsidiaries. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, since January 1, 2015, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
(ll)
ERISA. The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or its Subsidiaries would have any liability; the Company and its subsidiaries have not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan; “ or (ii) Sections 412 or 4971 of the Code; and each “Pension Plan” for which the Company or any of its Subsidiaries would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(mm)
Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).
(nn)
No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the offering; any general partner or managing member of the Company; any Beneficial Owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the securities being offered hereunder; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
(oo)
Change in Control. Except as set forth on Schedule 3.1(oo), the issuance of the Shares to Purchaser as contemplated by this Agreement will not trigger any rights under any “change of control” provision in any of the agreements to which the Company or any of its Subsidiaries is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.
(pp)
Common Control. The Company is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHC Act and the Federal Reserve’s Regulation Y (12 CFR Part 225) (“BHC Act Control”)) of any company (as defined in the BHC Act and the Federal Reserve’s Regulation Y). The Company is not in BHC Act Control of any federally insured depository institution other than the Bank. The Bank is not under the BHC Act Control of any company (as defined in the BHC Act and the Federal Reserve’s Regulation Y) other than the Company. Neither the Company nor the Bank controls, in the aggregate, more than five percent of the outstanding voting class, directly or indirectly, of any federally insured depository institution (other than the Company with respect to the Bank). The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).
(qq)
Material Contracts. Except as disclosed Schedule 3.1(qq), none of the Company Entities, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract with any Person (including current or former directors, officers, or employees of any Company Entity), (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds repurchase agreements, fully-secured by the United States government and government agency securities, and Federal Home Loan Bank advances incurred in the ordinary course of the Company’s business, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of the Company’s business), (iii) any Contract which prohibits, limits or restricts any Company Entity or any employee of a Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Company Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business involving payments under any individual Contract not in excess of $25,000), (vii) any exchange-traded or over-the-

counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet, (viii) any material Contract that would be terminable other than by a Company Entity or any Contract under which a material payment obligation of a Company Entity (or any successor(s) thereto) would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (ix) any Contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by any Company Entity or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Company Entity to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (x) any material Contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement and (xi) any contract not listed above that is material to the financial condition, results of operations or business of the Company or any other Company Entities ((i)-(xi), the “Material Contracts”). With respect to each Material Contract: (A) the Contract is in full force and effect; (B) no Company Entity is in material Default thereunder; (C) no Company Entity has repudiated or waived any material provision of any such Contract; (D) no other party to any such Contract is, to Company’s Knowledge, in default in any respect or has repudiated or waived any material provision thereunder; and (E) no consent is required by a Material Contract for the execution, delivery, or performance of this Agreement, the issuance of the Shares, or the other transactions contemplated hereby. Except as set forth on Schedule 3.1(qq), all of the indebtedness (other than deposit liabilities) of any Company Entity for money borrowed is prepayable at any time by such Company Entity without penalty, premium or charge. The Company has made available to Purchaser, prior to the date hereof, true, correct, and complete copies of, and listed on Schedule 3.1(qq), each Material Contract to which the Company or any of its Subsidiaries is a party or subject (whether written or oral, express or implied) as of the date of this Agreement.
(rr)
Most Favored Nation. Except as set forth on Schedule 3.1(rr), the Company is not a party to any agreement with any other Person with respect to the issuance or sale of Common Stock or Series D Preferred stock on terms more favorable to such other Person than the terms set forth herein.
(ss)
Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.
(tt)
Application of Takeover Protections; Rights Agreements. The Company does not currently have in place any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its Board of Directors have taken all action necessary to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser as a direct consequence of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and any Purchaser’s ownership of the Shares.
(uu)
Support Agreements. Each of the (i) directors and executive officers of the Company who is a Beneficial Owner of any shares of Common Stock, and (ii) holders of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding as of the date hereof has executed and delivered to the Company a Support Agreement in the form attached hereto as Exhibit I.
(vv)
Employment Agreements. The Company has entered into employment agreements with Stephen R. Stone and Anthony P. Valduga in the forms provided in the Data Room and has provided copies of such executed employment agreements to Purchaser.
(ww)
No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, except for (i) liabilities appropriately reflected or reserved against in accordance with GAAP in the Company’s audited consolidated balance sheet for the year ended December 31, 2016, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2016, except for such liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.
(xx)
Investor Presentation. The Investor Presentation did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.2
Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:
(a)
Organization; Authority.
(i)
If Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other applicable similar power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. If Purchaser is an entity, the execution, delivery and performance by Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of Purchaser. If Purchaser is an entity, each of the applicable Transaction Documents to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
(ii)
If Purchaser is not an entity, the execution, delivery and performance by Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized. Each of the applicable Transaction Documents to which Purchaser is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)
No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Purchaser (if such Purchaser is an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.
(c)
Investment Intent. Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares under an exemption from such registration and in compliance with applicable federal and state securities laws. Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.
(d)
Purchaser Status. At the time Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Purchaser has provided the information in the Accredited Investor Questionnaire attached hereto as Exhibit H.
(e)
Reliance. The Company will be entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to (A) any regulatory authority having jurisdiction over the Company and its affiliates and (B) any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by any court or governmental authority to which the Company is subject, provided that the Company provides Purchaser with prior written notice of such disclosure to the extent practicable and allowed by applicable law.
(f)
General Solicitation. Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission).
(g)
Direct Purchase. Purchaser is purchasing the Shares directly from the Company and not from the Placement Agents. The Placement Agents did not make any representations or warranties to Purchaser, express or implied, regarding the Shares, the Company or the Company’s offering of the Shares.
(h)
Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Purchaser is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies like the

Company. Purchaser is able to hold the Shares indefinitely if required, is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment. Further, Purchaser understands that no representation is being made as to the future trading value or trading volume of the Shares.
(i)
Access to Information. Purchaser is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares. Purchaser acknowledges that it has had the opportunity to (i) ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares and any such questions have been answered to Purchaser’s reasonable satisfaction; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Purchaser has received all information it deems appropriate for assessing the risk of an investment in the Shares. Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares. Purchaser acknowledges that neither the Company nor the Placement Agents have made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except that the Company has made the express representations and warranties contained in Section 3.1 of this Agreement.
(j)
Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Purchaser.
(k)
Independent Investment Decision. Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and Purchaser confirms that it has not relied on the advice of the Company or the Placement Agents (or any of their respective agents, counsel or Affiliates) or any Other Purchaser or Other Purchaser’s business and/or legal counsel in making such decision. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company (including, without limitation, by the Placement Agents) to Purchaser in connection with the purchase of the Shares constitutes legal, regulatory, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. Purchaser understands that the Placement Agents have acted solely as the agents of the Company in this placement of the Shares and Purchaser has not relied on the business, legal or regulatory advice of the Placement Agents or any of their agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to Purchaser in connection with the transactions contemplated by the Transaction Documents.
(l)
Reliance on Exemptions. Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Shares.
(m)
No Governmental Review. Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.
(n)
Residency. Purchaser’s residence (if an individual) or office in which its investment decision with respect to the Shares was made (if an entity) are located at the address immediately below Purchaser’s name on its signature page hereto.
(o)
Antitrust and Other Consents, Filings, Etc. Assuming the accuracy of the Company’s representations and warranties regarding its capitalization, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other person or entity in respect of any law or regulation, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, is necessary or required to be obtained or made by Purchaser, and no lapse of a waiting period under law applicable to Purchaser is necessary or required, in each case in connection with the execution, delivery or performance by Purchaser of this Agreement or the purchase of the Shares contemplated hereby, other than (1) providing any information to the Federal Reserve, Reserve Bank, and/or SCOCB to obtain a Non-Control Determination and (2) passivity and/or anti-association commitments that may be required by the Federal Reserve or Reserve Bank.
(p)
Trading. Purchaser acknowledges that there is not currently an established trading market for the Common Stock.
(q)
OFAC and Anti-Money Laundering. Purchaser understands, acknowledges, represents and agrees that (i) Purchaser is not the target of any sanction, regulation, or law promulgated by OFAC, the Financial Crimes Enforcement Network or any other U.S. governmental entity (“U.S. Sanctions Laws”); (ii) Purchaser is not owned by, controlled by, under common control with, or acting on behalf of any person that is the target of U.S. Sanctions Laws; (iii) Purchaser is not a “foreign shell bank” and is not acting on behalf of a “foreign shell bank” under applicable anti-money laundering laws and regulations; (iv) Purchaser’s entry into this Agreement or consummation of the transactions contemplated hereby will not contravene U.S. Sanctions Laws or Money Laundering Laws; (v) to the extent permitted under applicable law, if requested by the Company in writing, Purchaser will promptly provide to the Company or any regulatory or law enforcement authority such information or documentation as may be required to comply with U.S. Sanctions Laws or Money Laundering Laws; and (vi) the Company may provide to any regulatory or law enforcement authority information or documentation regarding, or provided by, Purchaser for the purposes of complying with U.S. Sanctions Laws or Money Laundering Laws.
(r)
Knowledge as to Conditions. Purchaser does not have knowledge of any circumstance that will prohibit Purchaser from obtaining a Non-Control Determination or any other regulatory approvals required for Purchaser to consummate the transactions contemplated by this Agreement.
(s)
Bank Holding Company Status. Purchaser has not or is not acting in concert with any other Person in connection with the transactions contemplated by this Agreement, other than Affiliates of Purchaser identified by Purchaser to the Company as Affiliates. Assuming the accuracy of the representations and warranties of the Company contained herein, Purchaser, either acting alone or together with any other Person will not, directly or indirectly, own, control or have the power to vote, immediately after giving effect to its purchase of the Shares pursuant to this Agreement, in excess of 9.9% of the outstanding shares of the Company’s voting stock of any class or series. Without limiting the foregoing, assuming the accuracy of the representations and warranties of the Company contained herein, Purchaser represents and warrants that it does not and will not as a result of its purchase or holding of the purchased Shares or any other securities of the Company have “control” of the Company or the Bank, and has no present intention of acquiring “control” of the Company or the Bank, for purposes of the BHC Act or the CIBC Act.
(t)
Not Acting in Concert. (i) Purchaser has not entered into any other agreements or understandings with any Other Purchasers in respect of the Transaction, including any agreements or understandings regarding the voting or transfer of securities of the Company, and has not induced or been induced by any Other Purchaser to enter into any such other agreement; (ii) Purchaser has not shared with or received from any Other Purchaser or potential investor (nor any such Other Purchaser’s or potential investor’s agents, Affiliates or advisors) any proprietary due diligence materials in connection with or related to Purchaser’s acquisition of Shares; (iii) Purchaser has not induced or been induced by any Other Purchaser to purchase the Shares or enter into this Agreement; (iv) Purchaser is not an Affiliate of any Other Purchaser, and to Purchaser’s knowledge, Purchaser has not be advised or managed by an advisor or manager that advises or manages any Other Purchaser; (v) Purchaser has not paid, and does not have any agreement or informal understanding to pay, any fees to any Other Purchasers in connection with the transactions contemplated by this Agreement; (vi) Purchaser has not, as part of a group consisting of substantially the same Persons comprising the Other Purchasers, engaged in any additional business activities or ventures in the United States; and (vii) the number of Shares that Purchaser has elected to acquire was not directly based on the number of shares acquired by any Other Purchaser.
3.3
The Company and Purchaser acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.
Article IV
OTHER AGREEMENTS OF THE PARTIES
4.1
Transfer Restrictions.
(a)
Compliance with Laws. Notwithstanding any other provision of this Article IV, Purchaser covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement or (ii) to the Company, the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i) or (ii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and the Prior Notice Letter and be required to provide the Transfer Agent with the Transferee Letter, and such transferee shall have the rights of Purchaser under this Agreement and the Registration Rights Agreement with respect to such transferred Shares.
(b)
Legends. Certificates evidencing the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and, with respect to Shares held in book-entry form, the Transfer Agent will record such a legend on the share register), until such time as they are not required under Section 4.1(c) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE

SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT.

UNTIL THE THIRD ANNIVERSARY OF THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE, THE HOLDER OF THIS CERTIFICATE MUST COMPLY WITH THE NOTICE REQUIREMENT SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT DATED JULY 28, 2017 (THE “STOCK PURCHASE AGREEMENT”), COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO, PRIOR TO ANY PURCHASE OR SALE OF SHARES.

UNTIL THE THIRD ANNIVERSARY OF THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE, PRIOR TO ANY TRANSFER OF THESE SHARES, THE PROPOSED TRANSFEREE MUST EXECUTE AND DELIVER TO THE COMPANY’S TRANSFER AGENT A PURCHASER REPRESENTATION LETTER IN ACCORDANCE WITH THE STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES.

(c)
Removal of Legends. Upon the written request of the holder, the first paragraph of the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such portion of the restrictive legend to the holder of the applicable Shares upon which it is stamped, if (i) such Shares are registered for resale under the Securities Act or (ii) such Shares are eligible for sale without restriction under Rule 144(d)(1)(ii). Upon the written request of the holder at any time following the third anniversary of the Closing Date, the second and third paragraphs of the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such portion of the restrictive legend to the holder of the applicable Shares upon which it is stamped. Following the earlier of (x) the effective date of a registration statement filed pursuant to the Securities Act that includes such Shares or (y) such Shares becoming eligible for sale without restriction under Rule 144(d)(1)(ii), the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the first paragraph of the restrictive legend from such holder’s Shares and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Following the third anniversary of the Closing Date, the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the second paragraph of the restrictive legend from such holder’s Shares and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) (such third Business Day, the “Legend Removal Date”) deliver or cause to be delivered to Purchaser a certificate or instrument (as the case may be) representing such Shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).
(d)
The Company and Purchaser acknowledge that the Company has valuable NOL carry-forwards, the use of which would be limited if the Company were to experience an “ownership change” under Section 382 of the Code as a result of the transfer of the Shares issuable hereunder (or upon conversion of the Shares into the Underlying Shares), and accordingly, until the third anniversary of the Closing, Purchaser (i) agrees to consult with the Company at least 10 days prior to any proposed purchase or sale of Shares regarding the potential adverse tax impact that the purchase or sale could have on the NOLs and (ii) acknowledges that any prospective transferee of the Shares will be required to provide the Transfer Agent with a representation letter substantially in the form of the Transferee Letter.
(e)
Acknowledgement. Purchaser acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act.
4.2
Acknowledgment of Dilution. The Company acknowledges that the issuance of the Shares may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under this Agreement, including without limitation its obligation to issue the Shares pursuant to this Agreement, are unconditional (except as otherwise set forth herein) and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.
4.3
Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D. Purchaser agrees to timely provide Company with any and all needed information in connection with Company’s preparation and filing of a Form D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.
4.4
No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.
4.5
Indemnification.

(a)
Indemnification of Purchaser. The Company will indemnify and hold Purchaser and its directors, officers, stockholders, members, partners, employees, agents and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, Agents, stockholders, agents, members, partners, employees, agents or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of (i) any breach of any of the representations and warranties made by the Company in this Agreement or in the other Transaction Documents, (ii) any covenant or agreement made by the Company in this Agreement or in the other Transaction Documents or (iii) any action instituted against a Purchaser Party in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company or any other Person who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement. The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.
(b)
Conduct of Indemnification Proceedings. Promptly after receipt by any Purchaser Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 4.5(a), such Purchaser Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Purchaser Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless: (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding; or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Purchaser Party, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding.
(c)
Limitation on Amount of Company’s Indemnification Liability.
(i)
Tipping Basket. Except as provided otherwise in 4.5(c)(iii), the Company will not be liable for Losses that otherwise are indemnifiable under Section 4.5(a)(i) until the total of all Losses under Section 4.5(a)(i) incurred by Purchaser exceeds $200,000.00, at which point the Company shall be liable for the full amount of all Losses.

(ii)
Maximum. Except as provided otherwise in Section 4.5(c)(iii), the maximum aggregate liability of the Company for all Losses under Section 4.5(a) is the Subscription Amount.
(iii)
Exceptions. The provisions of Section 4.5(c)(i) and (ii) do not apply to (A) claims due to the inaccuracy of any of the representations or breach of any of the warranties of the Company in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(h), 3.1(i), 3.1(t), 3.1(rr) or 3.1(tt), or (B) indemnification claims involving fraud, willful misconduct or intentional misconduct by the Company. For purposes of the indemnity contained in Section 4.5(a)(i) and Section 4.5(c), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.
(d)
Exclusive Remedies. Purchaser acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of Purchasers for any breach of the representations, warranties or covenants contained in the this Agreement, except in the case of fraud or willful breach of this Agreement or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available. No investigation of the Company by Purchaser, whether prior to or after the date hereof, shall limit any Purchaser Party’s exercise of any right hereunder or be deemed to be a waiver of any such right. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.
4.6
Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder (i) to redeem the Company’s outstanding Series A Preferred Stock and Series B Preferred Stock as soon as reasonably practicable following the Closing, and (ii) for general corporate purposes. In addition, a portion of the proceeds will be invested in the Bank and a portion will be retained by the Company. The Bank may use the proceeds it receives from the Company to augment its capital position, support its operations, fund future acquisitions, or for general corporate purposes.
4.7
Limitation on Beneficial Ownership. No Other Purchaser (and its Affiliates or any other Persons with which it is acting in concert) will be entitled to purchase a number of securities (including any securities into which Series D Preferred Stock are convertible) that would result in such Other Purchaser becoming, directly or indirectly, the Beneficial Owner of more than 9.9% of the number of shares of the Company’s Voting Securities issued and outstanding or 33.3% of the Company’s total equity.
4.8
Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.
4.9
No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Shares being issued pursuant to this Agreement and the shares of Common Stock and Series D Preferred Stock to be issued to the Other Purchasers, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities. Notwithstanding the foregoing, nothing in this Section 4.9 shall restrict the Company from issuing securities in response or pursuant to an order or directive from the Federal Reserve with respect to capital adequacy.
4.10
Conduct of Business.

(a)
From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Company will, and will cause its Subsidiaries to, operate their business in the ordinary course consistent with past practice, preserve intact the current business organization of the Company, use commercially reasonable efforts to retain the services of their employees, consultants and agents, preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations, pay all applicable federal, state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required by GAAP), maintain, renew, keep in full force and effect and preserve its rights, franchises and licenses and all permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, comply with all orders, writs, and decrees applicable to it and to the conduct of its business and operations, maintain all of its operating assets in their current condition (normal wear and tear excepted) and will not take or omit to take any action that would constitute a breach of Section 3.1(j).
(b)
Without limiting the generality of Section 4.10(a), from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement or otherwise required by law, rule or regulation, or by policies imposed by any governmental entity, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and it shall not permit any Subsidiary to:
(i)
Enter into any significant new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, expect (A) as required by applicable law or policies imposed by any governmental entity, or (B) pursuant to a planned course of action that was previously disclosed to Purchaser or is set forth on Schedule 4.10(b)(i);
(ii)
Acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;
(iii)
Make any capital expenditure in excess of $500,000 individually or

$1,000,000 in the aggregate, other than as required pursuant .to commitments entered into prior to the date of this Agreement that are set forth on Schedule 4.10(b)(iii);

(iv)
Except as set forth on Schedule 4.10(b)(iv), sell any assets in any one transaction or series of related transactions where the aggregate sales price equals or exceeds $1,000,000 or represents a discount of 20% or more from the aggregate book value of such assets less the amount of any applicable specific reserves with respect to such assets, provided that the foregoing shall not apply to any sales by the Company or any Subsidiary of the Company of single family or 1-4 family residential mortgages in the ordinary course of business;
(v)
Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock, or enter into any contract with respect thereto;
(vi)
Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person,

except in the ordinary and usual course of business and consistent with past practice, including as to amounts;
(vii)
Amend (A) its Articles of Incorporation or bylaws or similar organizational documents or (B) any term of any outstanding security issued by the Company or any Subsidiary;
(viii)
Other than, in each case, in the ordinary and usual course of business and consistent with past practice or required by applicable law, grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments;
(ix)
Change any material accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s independent public auditors, applicable law or GAAP;
(x)
Settle any litigation involving claims against the Company or any of its Subsidiaries resulting in monetary damages or other payments in excess of $500,000; or
(xi)
Agree or commit to do any of the foregoing.
4.11
Avoidance of Control. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of Purchaser’s pro rata proportion), that would cause Purchaser’s ownership of any class of Voting Securities of the Company (together with the ownership by Purchaser’s Affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) to exceed 9.9%, in each case without the prior written consent of Purchaser, or to increase to an amount that would constitute “control” under the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Purchaser to “control” the Company under and for purposes of the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions). Notwithstanding anything to the contrary in this Agreement, Purchaser (together with its Affiliates (as such term is used under the BHC Act)) shall not have the ability to purchase or exercise any voting rights of any class of securities in excess of 9.9% of the total outstanding Voting Securities of the Company, and Purchaser covenants and agrees that it shall not take any action that would cause Purchaser to exercise any voting rights of any class of security in excess of 9.9% of the total outstanding Voting Securities of the Company. In the event either the Company or Purchaser breaches its obligations under this Section 4.11 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
4.12
Reasonable Best Efforts. Subject to the other provisions of this Agreement, each of the Company and Purchaser agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval, order or waiver from, or to avoid an action or proceeding by any governmental entity or third party, and the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities or third parties, including the Required Approvals (c) solely with respect to the Company, redemption of its Series A Preferred Stock and Series B Preferred Stock; (d) solely with respect to the Company, the transfer of Common Stock by holders of greater than 4.9% of the company’s outstanding Common Stock in accordance with Section 5.1(h) of this Agreement; (e) solely with respect to the Company, any necessary Regulatory Approvals for such redemption and transfer; (f) solely with respect to the Company, the obtaining of the Tax Opinion; (g) solely with respect to the Company, holding the Shareholder Meeting; and (h) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Purchaser, on the one hand, and the Company, on the other hand, agrees to keep the other reasonably apprised of the status of matters referred to in this Section 4.12. The Company shall promptly furnish Purchaser with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by this Agreement; provided, that the Company may redact any confidential information contained therein. Upon request by the Company, Purchaser shall promptly furnish the Company with copies of non- confidential written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 4.12 or elsewhere in this Agreement to the contrary, Purchaser shall not be required to provide to any person pursuant to this Agreement any of its, its Affiliates’, its investment advisor’s or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information including the identities or financial condition of limited partners, shareholders or non-managing members of Purchaser or its Affiliates or their investment advisors. The Company shall file Form Ds timely with the Commission and other jurisdictions’ securities and blue sky officials and, to the extent applicable, shall cause its placement agent to timely file with FINRA all offering materials required by FINRA Rule 5123. Notwithstanding anything to the contrary in this Section 4.12, Purchaser shall not be required to perform any of the above actions if such performance would constitute or could reasonably result in any restriction or condition that Purchaser determines, in its reasonable good faith judgment, (i) is materially and unreasonably burdensome, or (ii) would reduce the benefits of the transactions contemplated hereby to Purchaser to such a degree that Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”); for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders or non-managing members of Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by Purchaser in its sole discretion.
4.13
[Intentionally Omitted]
4.14
Shareholder Meeting. The Company shall hold the Shareholder Meeting within sixty (60) days of the Closing.
4.15
Warrant. Conditioned upon the occurrence of the Closing and the approval of the Post- Closing Articles of Amendment at the Shareholder Meeting, the Company shall (a) within one (1) Business Day following the Shareholder Meeting, file the Post-Closing Articles of Amendment with the Virginia State Corporation Commission, (b) within two (2) Business Days following the Shareholder Meeting, deliver evidence to the Purchaser of the effectiveness of the Post-Closing Articles of Amendment with the Virginia State Corporation Commission, and (c) within three (3) Business Days of the effectiveness of the Post-Closing Articles of Amendment, issue the Warrant to the Purchaser.
4.16
Most Favored Nation. During the period from the date of this Agreement through the date on which the Warrant is issued by the Company to the Purchaser, neither the Company nor its Subsidiaries shall enter into any additional, or modify any existing, agreements, arrangements or understandings with any existing or future investors in the Company or any of its Subsidiaries, including the Other Purchasers, that have the effect of establishing rights or otherwise benefiting such other investors in a manner more favorable in any material respect to such investors than the rights and benefits established in favor of Purchaser by this Agreement and the Transaction Documents, unless, in any such case, Purchaser has been provided a copy of such additional or modified agreement and Purchaser has been offered the opportunity to receive such rights and benefits of such additional or modified agreement at least ten business days prior to the execution of such additional or modified agreement.
4.17
Board Representation; Information and Access.
(a)
The Company will cause one representative of Purchaser (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board of Directors”), effective as of the Closing, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and the board of directors of the Bank (the “Bank Board”), subject to all legal and regulatory requirements regarding service and election or appointment as a director of the Bank, in each case, with respect to Purchaser, so long as Purchaser, together with its Affiliates, owns the Qualifying Ownership Interest. So long as Purchaser, together with its Affiliates, has a Qualifying Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board of Directors at each special meeting of the Company’s shareholders or the annual meeting of the Company’s shareholders, as applicable, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company. If Purchaser no longer has a Qualifying Ownership Interest, Purchaser will have no further rights under Sections 4.19(a) and 4.19(b) and, at the written request of the Board of Directors, shall use commercially reasonable efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.
(b)
The Board Representative shall, subject to applicable law, be one of the Company’s nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors. The Company shall ensure, and shall cause the Bank to ensure, that the Board of Directors and the Bank Board shall have at least four members for so long as Purchaser shall have the right to appoint a Board Representative. Purchaser covenants and agrees to hold any information obtained from its Board Representative in confidence. Notwithstanding anything to the contrary contained herein, at all times when Purchaser maintains a Qualifying Ownership Interest, it shall comply in all respects with the Federal Reserve’s Policy Statement on equity investments in banks and bank holding companies and any other guidance promulgated in connection with the matters addressed therein.
(c)
Subject to Section 4.17(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors or the Bank Board of its Board Representative, Purchaser shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Company. The Board and the Bank Board shall use their respective reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s nominees to serve on the Board and the Bank Board), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.

(d)
The Company hereby agrees that, from and after the Closing Date, for so long as Purchaser and its Affiliates in the aggregate have a Qualifying Ownership Interest, the Company shall invite a person designated by Purchaser (the “Observer”) to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof on which the Board Representative is permitted to attend) in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to make motions or vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. If Purchaser no longer has a Qualifying Ownership Interest, the Investor will have no further rights under this Section 4.17(d).
(e)
The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board of Directors or the Bank Board, as applicable, and shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board of Directors and the Bank Board, or any committee thereof in accordance with Company policy. The Company shall notify the Board Representative or the Observer, as the case may be, of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors or the Bank Board. The Company shall provide the Board Representative or the Observer, as the case may be, with copies of all notices, minutes, consents and other material that it provides to all members of the Board of Directors or the Bank Board (as applicable) at the same time such materials are provided to the other members.
(f)
The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Purchaser and/or its Affiliates (collectively, the “Purchaser Indemnitors”). The Company hereby agrees on behalf of itself and the Bank that with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company and/or the Bank (1) that it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Board, as applicable) are primary and any obligation of the Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Board Representative are secondary), and (2) the Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Board Representative against the Company.
4.18
Preemptive Rights.
(a)
New Issuance. Following the Closing, for so long as Purchaser holds a Qualifying Ownership Interest, if the Company proposes to issue (a “New Issuance”) any equity (including shares of Common Stock, Non-Voting Common Stock or shares of preferred stock), or any securities, options or debt convertible or exchangeable into equity or that include an equity component (any such security, a “New Security”), the Company shall provide written notice of such proposed New Issuance to the Purchaser no later than fifteen (15) Business Days prior to the anticipated issuance date (the “Preemptive Rights Notice”).

Purchaser shall have the right to purchase for cash, at the price and on the same terms and conditions and at the same time as the New Issuance, such number of New Securities as are required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The Preemptive Rights Notice shall set forth all material terms and conditions of the New Issuance, including the number of New Securities proposed to be issued, the issue price and the maximum number of New Securities that the Investor may purchase the New Issuance pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary, herein, Purchaser shall not have any Preemptive Rights in connection with (i) any Common Stock, Series D Preferred Stock or other securities issuable upon the exercise or conversion of any securities of the Company outstanding as of the date hereof or issued or contemplated to be issued pursuant to this Agreement and the other Transaction Documents; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company’s stock incentive plans approved by the board of directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the board of directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction.
(b)
Limitation on Voting Securities. Notwithstanding anything in this Section 4.18 to the contrary, upon the request of the Purchaser that the Purchaser not be issued Voting Securities in whole or in part upon the exercise of its Preemptive Rights, the Company shall cooperate with the Purchaser to modify the proposed issuance of New Securities to the Purchaser to provide for the issuance of Series D Preferred Stock, Non-Voting Common Stock or other non-voting securities in lieu of Voting Securities, provided, however, that Purchaser and the Company shall further cooperate in good faith to formulate such modification in a manner that does not inadvertently cause any other shareholder’s ownership of any class of Voting Securities of the Company (together with the ownership by such other shareholder’s affiliates) to exceed 9.9%.
(c)
Notice. If the information contained in the Preemptive Rights Notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such Preemptive Rights Notice only to the individuals identified in Section 6.3 hereof, and shall not communicate the information to anyone else acting on behalf of Purchaser without the consent of one of the designated individuals. Purchaser shall have 20 Business Days from the date of receipt of such Preemptive Rights Notice to notify the Company in writing that it intends to exercise its rights provided in this Section 4.18 (“Preemptive Rights”) and as to the amount of New Securities the Purchaser desires to purchase, up to the Preemptive Rights Amount). Such notice shall constitute a nonbinding indication of interest of Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of Purchaser to respond within such 20 Business Day period shall be deemed to be a waiver of Purchaser’s Preemptive Rights only with respect to the New Issuance described in the applicable Preemptive Rights Notice.
(d)
Purchase Mechanism. The closing of the acceptances of the Preemptive Rights shall take place at the same time as the closing(s) under definitive agreements with other participants in the New Issuance, which in any event shall occur within ninety (90) days after the anticipated date of the New Issuance as set forth in the Preemptive Rights Notice. In the event that the New Issuance is not consummated within the time frame described above, the Company’s right to consummate such New Issuance shall expire and the Company shall be required to comply with the procedures set forth in this Section 4.18 prior to any subsequent New Issuance. At the consummation of any New Issuance, the Company shall issue certificates to Purchaser promptly following payment by Purchaser of the purchase price for such exercise in accordance with the terms and conditions as specified in the Preemptive Rights

Notice. Each of the Company and Purchaser agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.
(e)
Failure of Purchaser. In the event that Purchaser fails to exercise its rights provided in this Section 4.18 within this 20 Business Day period or, if so exercised, Purchaser is unable to consummate such purchase within the time period specified in Section 4.18 above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.18 by the Purchaser or which the Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to Purchaser. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of such agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to Purchaser in the manner provided above.
(f)
Expedited Issuance; Regulatory Directive. Notwithstanding the foregoing provisions of this Section 4.18, if a majority of the board of directors of the Company determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the provisions of this Section 4.18 provided that (i) the purchasers of such New Securities have consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 4.18, and (ii) the sale of any such additional New Securities under this Section 4.18 to Purchaser and any other shareholder pursuant to similar provisions in the other securities purchase agreements shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 4.18(f). Notwithstanding anything to the contrary herein, the consent of the purchasers of such New Securities shall not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal banking regulator of the Company or the Bank. Notwithstanding anything to the contrary in this Agreement, no rights of Purchaser under this Agreement will be adversely affected solely as the result of the temporary dilution of its percentage ownership of Company securities due to an Expedited Issuance under this Section 4.18(f); provided, however, that such rights may be adversely affected from and after such time, if any, that Purchaser declines to purchase Company securities offered to Purchaser under this Section 4.18.
(g)
Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors; provided, however, that such fair value as determined by the board of directors shall not exceed the aggregate market price of the securities being offered as of the date the board of directors authorizes the offering of such securities.

(h)
Cooperation. The Company and Purchaser shall cooperate in good faith to facilitate the exercise of Purchaser’s rights under this Section 4.18, including to secure any required approvals or consents.
4.19
Long Term Incentive Plan. The Company may reserve up to 10% of its fully diluted Common Stock outstanding (excluding any warrants issued to Purchaser or Other Purchasers) under a Long-Term Incentive Plan (“LTIP”). The LTIP and all awards issued thereunder shall be administered by the Compensation Committee of the Board of Directors of the Company. Incentive Stock Options issued under the LTIP shall be time vested awards. Restricted shares or similar instruments issued under the LTIP shall have performance vesting features.
4.20
Access, Information and Confidentiality
(a)
Purchaser shall be provided with access, information, and other rights as provided in the VCOC Letter Agreement.
(b)
From and after the date hereof and until the Closing, the Company shall, and shall cause each of its Subsidiaries to afford the officers, directors, employees, attorneys, accountants and other authorized representatives of Purchaser reasonable access to the management personnel, offices, properties, books and records of the Company and each of its Subsidiaries, other than confidential supervisory information, at such times during regular business hours as Purchaser may reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, and shall furnish Purchaser with all financial, business, operating and other data and information (including, but not limited to, the Company’s assets, properties, business and operations) that Purchaser, through its directors, officers, employees, consultants or agents, may reasonably request; provided, that nothing in this Agreement shall require the furnishing of any information prior to the Closing which would place at risk the ability of the Company or its attorneys to claim attorney-client privilege or work product privilege with respect to any third parties; provided, further, that all information obtained by Purchaser pursuant to this Section 4.20(a) shall be subject Purchaser’s confidentiality obligations set forth in Section 4.20(c) of this Agreement.
(c)
Each party to this Agreement will hold, and will use commercially reasonable efforts to cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a governmental entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirement of law or the applicable requirements of any governmental entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, partners, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to auditors and bank and securities regulatory authorities; provided, however, that (i) Purchaser is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this Agreement and (ii) each Purchaser may identify the Company and the number and value of such Purchaser’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.
4.21
Public Announcement. The Company and Purchaser will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Transaction Documents. The Company shall not publicly disclose the name of Purchaser or any Affiliate or investment adviser of Purchaser, or include the name of Purchaser or any Affiliate or investment adviser of Purchaser in any press release or in any filing with the Commission (other than the Registration Statement) or any regulatory agency, without the prior written consent of Purchaser, except as required by federal securities law in connection with any registration statement contemplated by the Registration Rights Agreement. Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss such disclosure with each other in good faith prior to the making of such public announcement or other disclosure.
4.22
Acquisition Proposals. Between the date of this Agreement and the Closing Date, the Company shall notify Purchaser orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company of any proposal or offer from any Person to effect an Acquisition Proposal or any request in connection with a prospective Acquisition Proposal for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser and the Other Purchasers, indicating in such notice the material terms and conditions of any such proposal or offer and the identity of the Person making the proposal or offer, and thereafter shall keep Purchaser reasonably informed with respect to the status of such proposal or offer.
4.23
Notice of Certain Events. Between the date of this Agreement and the Closing Date, Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Sections 5.1 or 5.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.23 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.
4.24
Shareholder Litigation. The Company shall promptly inform Purchaser of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any of its Subsidiaries or any of the past or present executive officers or directors of the Company or its Subsidiaries that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with Purchaser and keep Purchaser informed of all material filings and developments relating to any such Shareholder Litigation.
Article V

CONDITIONS PRECEDENT TO CLOSING

5.1
Conditions Precedent to the Obligations of Purchaser to Purchase Shares at the Closing. The obligation of Purchaser to acquire Shares at the Closing is subject to the fulfillment to

Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser:
(a)
Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall have been true and correct as of the date specified therein.
(b)
Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.
(c)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts Purchaser or any of Purchaser’s Affiliates from owning or voting any securities of the Company in accordance with the terms thereof.
(d)
Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations and waivers necessary for consummation of the purchase and sale of the Shares (including all Required Approvals), all of which shall be and remain so long as necessary in full force and effect.
(e)
Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).
(f)
Minimum Offering Amount. The Company shall have received and accepted fully paid subscription amounts for shares of Common Stock and Series D Preferred Stock totaling not less than $60,000,000 and such amount shall be in escrow for the benefit of the Company or shall have been previously received by the Company.
(g)
Redemption of Series A and B Preferred Stock. The Company shall have entered into an agreement with the holders of its Series A Preferred Stock and Series B Preferred Stock pursuant to which the Company would redeem all of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, including all of the Company’s accrued obligations thereunder, in exchange for aggregate consideration not to exceed $24,940,995 (the “Redemption Agreement”), which Redemption Agreement will provide for a consummation of the transactions contemplated thereby that will occur as soon as possible after Closing, and all of the conditions to the closing of the transactions contemplated by the Redemption Agreement (other than the Company’s receipt of the gross proceeds of not less than $60,000,000 from private placement transactions) shall be satisfied.
(h)
Purchase of Shares held by Certain Existing Shareholders. Each holder of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding prior to the Closing shall have either sold to unaffiliated third parties or to the Company (in exchange for newly issued subordinated notes from the Company on terms acceptable to Purchaser) no fewer than fifty percent (50%) of their respective shares of Common Stock, and, in connection therewith, such existing shareholders shall agree to sell shares of Common Stock pursuant to purchase agreements in substantially the forms provided in the Data Room as follows: (i) each of Stephen R. Stone and Anthony P. Valduga shall purchase a minimum of 461,000 and (ii) Patrick M. Frawley shall purchase a minimum of 453,768 shares of Common Stock.

(i)
Regulatory Approvals for Redemptions. The Company shall have obtained all necessary regulatory approvals for the transactions described in Sections 5.1(g) and 5.1(h).
(j)
Termination. This Agreement shall not have been terminated in accordance with Section 6.15 herein.
(k)
No Burdensome Condition. Since the date hereof, there shall not be imposed any Burdensome Condition, provided, however, that for the purpose of this Section 5.1(k), a request from the Federal Reserve or Reserve Bank that Purchaser enter into customary passivity commitments shall not be considered a “Burdensome Condition.”
(l)
Tax Opinion. The Company shall have received a limited scope tax opinion (the “Tax Opinion”) from KPMG LLP, in substantially the form attached hereto as Exhibit J, to the effect that, based on the most current information available prior to the Closing Date as provided by the Company to KPMG LLP, the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code, and, subject to the Purchaser’s execution of a customary reliance letter with KPMG LLP pursuant to which the Purchaser shall reasonably agree to KPMG LLP’s standard terms and conditions, the Purchaser shall be permitted to rely on such opinion.
(m)
Ownership Limitation. The purchase of the Shares by Purchaser shall not (i) cause Purchaser or any of its Affiliates to violate any banking regulation, (ii) require Purchaser or any of its Affiliates to file a prior notice under the BHC Act or the CIBC Act, or otherwise seek prior approval of any banking regulator (other than normal vetting procedures that may be required for the Purchaser to receive a Non-Control Determination and enter into passivity commitments and/or anti-association commitments to the Federal Reserve or Reserve Bank), (iii) require Purchaser or any of its Affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Subsidiary or (iv) cause Purchaser, together with any other person whose Company securities would be aggregated with Purchaser’s Company securities for purposes of any banking regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by Purchaser and such other Persons) would represent more than 9.9% of any class of Voting Securities of the Company outstanding at such time.
(n)
Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
(o)
Board of Director Reconstitution. The Company shall have received executed resignations from seven (7) members of the boards of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries in substantially the form attached hereto as Exhibit K, which resignations shall not have been rescinded or otherwise become ineffective, and the Company shall have satisfied all legal, regulatory and governance requirements such that the following individuals shall have been elected or appointed to the Boards of Directors of the Company and the Bank effective as of the Closing: Michael B. High; Boris Guten; Joe Topper; Patrick M. Frawley; and Stephen R. Stone.
(p)
Support Agreements. Each of the (i) directors and executive officers of the Company who is a Beneficial Owner of any shares of Common Stock, (ii) holders of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding prior to the Closing, (iii) the Company and (iv) the Other Purchasers shall have executed and delivered to the Company a Support Agreement in the form attached hereto as Exhibit I and copies of all such Support Agreements shall be delivered to Purchaser.

(q)
Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement to the Purchaser.
(r)
Series D Articles of Amendment. The Company shall have filed with the Virginia State Corporation Commission and the Virginia State Corporation Commission shall have issued a certificate of amendment evidencing the effectiveness of the Series D Articles of Amendment.
(s)
Non-Control Determination. Purchaser shall have received satisfactory feedback from the Federal Reserve, Reserve Bank and the SCOCB (which may be the absence of any communication from the Federal Reserve, Reserve Bank or the SCOCB, as applicable) that Purchaser will not have “control” of the Company or the Bank for purposes of the BHC Act, CIBC Act, Regulation Y or applicable state law (the “Non-Control Determinations”).
(t)
Employment Agreements. The Company shall have entered into employment agreements with Stephen R. Stone and Anthony P. Valduga in the forms provided in the Data Room and such employment agreements shall remain in effect.
(u)
VCOC Letter Agreement. The Company shall have executed and delivered the VCOC Letter Agreement.
(v)
Prior Notice Letter. Each of the (i) directors and executive officers of the Company who is a Beneficial Owner of any shares of Common Stock, (ii) holders of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding prior to the Closing, (iii) the Company and (iv) Other Purchasers shall have executed the Prior Notice Letter (or, in the case of the Persons described in clauses (i) and (ii), a letter agreement binding such Person to covenants substantially similar to those contained in the Prior Notice Letter).
5.2
Conditions Precedent to the Obligations of the Company to sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:
(a)
Representations and Warranties. The representations and warranties made by Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date, which shall have been true and correct as of the date specified therein.
(b)
Performance. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.
(c)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
(d)
Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)
Purchaser Deliverables. Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).
(f)
Minimum Offering Amount. The Company shall have received and accepted fully paid subscription amounts for shares of Common Stock and Series D Preferred Stock totaling not less than $60,000,000 and such amount shall be in escrow for the benefit of the Company or shall have been previously received by the Company.
(g)
Redemption of Series A and B Preferred Stock. The Company shall have entered into the Redemption Agreement, and all of the conditions to the closing of the transactions contemplated by the Redemption Agreement (other than the Company’s receipt of the gross proceeds of not less than $60,000,000 from private placement transactions) shall be satisfied.
(h)
Purchase of Shares held by Certain Existing Shareholders. Each holder of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding prior to the Closing shall have either sold to unaffiliated third parties or to the Company (in exchange for newly issued subordinated notes from the Company on terms acceptable to Purchaser) no fewer than fifty percent (50%) of their respective shares of Common Stock, and, in connection therewith, such existing shareholders shall agree to sell shares of Common Stock pursuant to purchase agreements in substantially the forms provided in the Data Room as follows: (i) each of Stephen R. Stone and Anthony P. Valduga shall purchase a minimum of 461,000 and (ii) Patrick M. Frawley shall purchase a minimum of 453,768 shares of Common Stock.
(i)
Regulatory Approvals for Redemptions. The Company shall have obtained all necessary regulatory approvals for the redemptions described in Sections 5.2(g) and 5.2(h).
(j)
Termination. This Agreement shall not have been terminated in accordance with Section 6.15 herein.
(k)
Tax Opinion. The Company shall have received a limited scope tax opinion (the “Tax Opinion”) from KPMG LLP, in substantially the form attached hereto as Exhibit J, to the effect that, based on the most current information available prior to the Closing Date as provided by the Company to KPMG LLP, the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code, and, subject to the Purchaser’s execution of a customary reliance letter with KPMG LLP pursuant to which the Purchaser shall reasonably agree to KPMG LLP’s standard terms and conditions, the Purchaser shall be permitted to rely on such opinion.
(l)
Ownership Limitation. The purchase of the Shares by Purchaser shall not result in Purchaser, together with any other person whose Company securities would be aggregated with Purchaser’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote more than 9.9% of the outstanding shares of Common Stock as of the Closing Date.
(m)
Support Agreements. Each of the (i) directors and executive officers of the Company who is a Beneficial Owner of any shares of Common Stock, (ii) holders of Common Stock whose holdings constitute greater than 4.9% of the total number of shares of Common Stock outstanding prior to the Closing, (iii) Purchaser, and (iv) the Other Purchasers shall have executed and delivered to the Company a Support Agreement in the form attached hereto as Exhibit I.

(n)
Employment Agreements. The Company shall have entered into employment agreements with Stephen R. Stone and Anthony P. Valduga in the forms provided in the Data Room.
Article VI

MISCELLANEOUS

6.1
Fees and Expenses. Except as set forth elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Company will reimburse Purchaser at the Closing for all reasonable transaction expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, including due diligence, legal fees (including the preparation and review of definitive documentation and regulatory filings), travel expenses and other disbursements, subject to a maximum amount of $50,000. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 6.15(a)(viii), the Company will reimburse Purchaser within two (2) Business Days following such termination for all reasonable transaction expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, including due diligence, legal fees (including the preparation and review of definitive documentation and regulatory filings), travel expenses and other disbursements. The Company shall pay all amounts owed to the Placement Agents relating to or arising out of the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to Purchaser.
6.2
Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
6.3
Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section prior to 5:00 p.m., Eastern time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section on a day that is not a Business Day or later than 5:00 p.m., Eastern time, on any Business Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Business Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company	CoastalSouth Bancshares, Inc. 5 Bow Circle Hilton Head Island, SC 29928 Attention : Stephen R. Stone Telephone: (843) 341-9937 Facsimile: (843) 689-7835

Email: sstone@coastalstatesbank.com
With a copy to:	Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000 Facsimile: (404) 881-7777 Email: Mark.Kanaly@alston.com
If to Purchaser:	To the address set forth under Purchaser’s name on the signature page hereof; or such other address as may be designated in writing hereafter, in the same manner, by such Person.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4
Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
6.5
Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
6.6
Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of Purchaser. Purchaser may assign its rights hereunder in whole or in part to any Person to whom Purchaser assigns or transfers any of the Shares in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the “Purchaser.”
6.7
No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.5, the Purchaser Parties.
6.8
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced on an exclusive basis in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9
Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares as follows: (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(t), 3.1(rr) and 3.1(tt), and shall survive indefinitely, (ii) the representations and warranties of the Company set forth in Sections 3.1(i), 3.1(k), 3.1(ff) shall survive for the applicable statute of limitations, and (iii) all other representations and warranties of the Company set forth in Sections 3.1 shall survive for a period of eighteen (18) months following the Closing and the delivery of the Shares. All representations and warranties of Purchaser set forth in Section 3.2 shall survive for a period of 12 months following the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
6.10
Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
6.11
Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.12
Replacement of Share Certificates. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
6.13
Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.
6.14
Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
6.15
Termination.
(a)
This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:
(i)
by the mutual written consent of the Company and Purchaser;
(ii)
by either the Company or Purchaser upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., Eastern time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.15(a)(ii) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;
(iii)
by the Company or Purchaser, upon written notice to the other parties, in the event that any governmental entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(iv)
by Purchaser, prior to the Closing, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;
(v)
by the Company, prior to Closing, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this

Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.2(a) or Section 5.2(b) would not be satisfied;
(vi)
by the Company or Purchaser, upon written notice to the other, if any of the conditions to the Closing set forth in Sections 5.1 or 5.2 are not capable of being satisfied on or before 5:00 p.m., Eastern time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.5(a)(vi) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the conditions to the Closing set forth in Sections 5.1 or 5.2 to occur on or before such time;
(vii)
by Purchaser, upon written notice to the Company, in the event that Purchaser receives notice that it will not receive the Non-Control Determinations; and
(viii)
by Purchaser, upon written notice to the Company, if the Company has entered into any agreement with respect to (A) issuing any other securities, or (b) a transaction that has resulted in, or would result in if consummated, a change in control of the Company.
(b)
In the event of any termination of this Agreement as provided in Section 6.15, this Agreement (other than Article VI (other than Sections 6.9 and 6.17) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, nothing in this Section 6.15 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.
(c)
The Company shall promptly notify the Purchaser if any agreements with any Other Purchaser are terminated.
6.16
Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
6.17
Adjustments in Common Stock Numbers and Prices. In the event of any stock split, reverse stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COASTALSOUTH BANCSHARES, INC.
By:	/s/ James MacLeod
James S. Macleod Charmain and Chief Executive Officer

Signature Page to Stock Purchase Agreement

NAME OF PURCHASER Patriot Financial Partners II Coastal SPU, LLC
By:
Name:
Title
Aggregate Purchase Price (Subscription Amount): $16,870,212
Number of shares of Common Stock to be Acquired: 4,157,117
Number of shares of Series D Preferred Stock to be Acquired: 8,819.969
Number of Warrants to be Acquired: 1, 366,694
Tax ID No:
Address for Notice:

Telephone:
Facsimile:
Email:
Attention

Delivery Instructions:

(if different than above)

Signature Page to Stock Purchase Agreement

EXHIBITS

A	-	Form of Warrant
B	-	Form of Registration Rights Agreement
C	-	Form of Post-Closing Articles of Amendment
D	-	Form of Series D Articles of Amendment
E	-	Form of Legal Opinion of Company Counsel
F	-	Form of Secretary’s Certificate
G	-	Form of Officer’s Certificate
H	-	Form of Accredited Investor Questionnaire
I	-	Form of Support Agreement
J	-	Form of Tax Opinion
K	-	Form of Director Resignations
L	-	Form of VCOC Letter Agreement
M	-	Transferee Letter
N	-	Prior Notice Letter

EXHIBIT A

Form of Warrant

EXHIBIT B

Form of Registration Rights Agreement

EXHIBIT C

Form of Post-Closing Articles of Amendment

EXHIBIT D

Form of Series D Articles of Amendment

EXHIBIT E

Form of Legal Opinion of Company Counsel

EXHIBIT F

Form of Secretary’s Certificate

EXHIBIT G

Form of Officer’s Certificate

Exhibit H

ACCREDITED INVESTOR QUESTIONNAIRE

Exhibit I

Form of Support Agreement

Exhibit J

Form of Tax Opinion

Exhibit K

Form of Director Resignations

Exhibit L

Form of VCOC Letter Agreement

Exhibit M

Form of Transferee Letter

2

Exhibit N

Form of Prior Notice Letter